EXHIBIT 99.1


             SureWest Reports Third Quarter 2004 Results;
  Consolidated Revenues up 9%, Broadband Revenues Reach $10 Million


    ROSEVILLE, Calif.--(BUSINESS WIRE)--Nov. 9, 2004--Integrated communications provider SureWest Communications (Nasdaq:SURW) announced operating results today for the quarter ended September 30, 2004, that illustrate continued strength in its technology initiatives, but cited the incurrence of compliance-related expenses, an out of period depreciation adjustment and a temporary slowdown in Broadband additions as contributors to a quarterly net loss.

    Quarter-over-quarter highlights

    --  Broadband segment revenues up 35%

    --  Broadband residential revenues up 84%

    --  Broadband business revenues up 62%

    --  Wireless revenues up 16%

    --  Directory advertising revenues up 9%

    Revenues for the third quarter of 2004 increased 9% to $53.2 million, from $48.9 million in the third quarter of 2003, and for the nine-month period increased 7% to $156.9 million, up from $146.5 million in the prior year period.
    Even with the revenue increase, some unusual expenses and special circumstances in the Broadband segment contributed to a quarterly net loss totaling $1.6 million, or $0.11 per share, compared to net income of $1.5 million, or $0.10 per share in the third quarter of 2003. For the nine months ended September 30, 2004, net income was $340 thousand, or $0.02 per share, compared to $4.9 million, or $.34 per share, in 2003.
    In the third quarter of 2004, Operating earnings before interest, taxes, depreciation and amortization (defined as Operating EBITDA and reconciled to GAAP net income in the accompanying table) was $11.7 million, compared to $16.6 million in the third quarter of 2003. Operating EBITDA for the nine months ended September 30, 2004, totaled $40.1 million, compared to $48.9 million in the same period of 2003.
    The company noted the following specific factors that contributed significantly to the loss in the third quarter:

    -- The incurrence of significant Sarbanes-Oxley Act compliance costs in the quarter, which increased general and administrative expense by approximately $2.3 million over the 2003 quarter;

    -- An out-of-period adjustment to depreciation expense of approximately $800 thousand.

    Operationally, Broadband subscriber and marketable-homes expansion slowed due to challenges resulting from (i) franchise-required deployment of assets in areas with significantly lower penetration rates, (ii) longer than expected municipal construction guideline implementation, delaying company work, and (iii) actions by competitors that stalled rollouts in areas with potential significant demand for the company's services.
    "We're happy that the market embraces our triple-play digital bundle over IP and we're looking forward to accelerating rollouts in the growth areas north and south of Sacramento over the next couple of quarters," said Brian Strom, President and Chief Executive Officer.
    He added, "We believe that our revenue results in the quarter and for the year validate our strategy. Unfortunately, we had high non-core costs this quarter, and because our commitment to Broadband growth currently compresses margins, we recorded a net loss. In Broadband, we passed fewer homes in new housing developments than planned because our competitors were reluctant to meet interconnection requirements and one municipality took longer than expected to solidify its build guidelines. At the same time, we had to adhere to cable commission requirements to build out some challenging established neighborhoods.
    "But we've worked through most of the issues with our competitors, we're negotiating with the cable commission to adapt its requirements to economic realities, and we've trimmed planned capital-expenditures for the full year," Strom continued. "We expect to benefit from a better blend of markets over the next few quarters."
    As the result of adopting new technologies, SureWest revised its long-term network-operating plan in January 2004. Subsequent new estimates extended the useful lives of digital switching, circuit and cable equipment, and wireless base stations, towers and network software. The useful lives of some switching and voicemail equipment were also shortened. These changes are supported by independent, third party evaluation. During the quarter and nine months ended September 30, 2004, the change in estimate decreased consolidated depreciation expense by $2.5 million and $8.4 million, respectively, and increased consolidated net income by $1.5 million, or $0.10 per share, and $4.5 million, or $0.31 per share, respectively.

    Segment summary

    At September 30, 2004, the Broadband segment's Internet Protocol-based FTTP network served over 34,000 revenue-generating units (primary voice, video and data subscribers), which helped fuel quarterly revenues of $10.0 million. Subscribers to SureWest's market-leading data service, a dedicated 10mbps symmetrical connection, increased by 58% year-over-year to nearly 12,200 in the Sacramento market. Voice RGUs grew by more than 64%. SureWest Broadband also offers fiber service to the small-and-medium-enterprise
(SME) business market, which helped drive a 62% increase in Broadband business revenues.
    While competition impacted both contract churn and net contract additions at SureWest Wireless, segment revenues rose 16% compared to the third period last year. In addition, at September 30, 2004, more than 85% percent of SureWest Wireless subscribers were contract customers, up from 78% last year. Further, Operating EBITDA margins showed substantial improvement over the third quarter last year.
    Telecom segment revenues from local service and network access increased 1.6% year-over-year, but access lines declined by 3.1% in the quarter as substitution, particularly wireless, continues to impact the traditional wireline business. Offsetting these effects were strong increases in both long distance lines in service (up 9.9%) and directory advertising (up over 9%). Additionally, local service revenues benefited from lower estimated shareable earnings obligations.

    Key items

    -- Active fiber IP network. SureWest's active fiber optic "network of the future" employs Internet Protocol to deliver packeted voice, video and data service over a Gigabit Ethernet backbone to dedicated, 100mbps fiber-to-the-home connections. By leveraging open systems and standards-based architecture, SureWest is achieving build price points comparable to those in passive optical networks.

    -- High-speed data service. SureWest's FTTP digital triple play customers in the greater Sacramento area receive symmetrical, 10mbps, high-speed data service, which means upload and download speeds are the same. SureWest's data service changes the Internet experience for its customers.

    -- Voice-grade equivalents. ILEC voice-grade equivalents (VGEs) showed a modest decrease in the quarter, while competitive local exchange carrier (CLEC) VGEs were flat. VGEs, which measure the capacity of switched and digital circuits in use, do not reflect either the fiber used by Broadband segment residential customers, or the Ethernet and fiber services used by businesses in both the Telecom and Broadband segments. For example, Ethernet bandwidth in use at the CLEC is up nearly 500% in 2004, representing nearly 300,000 VGEs that are not included in standard calculations.

    Consolidated capital expenditures totaled roughly $16.4 million in the third quarter of 2004, compared to $20.5 million in the third quarter of 2003. Capital expenditures for all of 2004 are expected to approximately $75 million, including roughly $16 million in the remainder of 2004 for residential broadband services. Cash and equivalents at September 30, 2004 totaled $17.7 million, and long-term debt (excluding the current portion) was $92.8 million.
    SureWest paid $3.6 million in dividends in the third quarter of 2004, representing a quarterly payment of $0.25 per share.

    Conference Call and Webcast

    SureWest Communications will provide details about its results and business strategy on Tuesday, November 9, 2004 at 11:00 a.m. Eastern Standard Time. A simultaneous live webcast of the call will be available at www.surw.com and will be archived shortly after the conclusion of the call for replay through the fourth quarter of 2004. Additionally, a telephone replay of the call will be available through Saturday, November 13, 2004, by calling 1-888-286-8010 and entering passcode 27816650.

    About SureWest

    With 90 years in Northern California, SureWest and its family of companies represent an integrated network of highly reliable advanced communications products and services. SureWest provides digital TV, fiber optics, PCS wireless, DSL, high-speed Internet access, data transport, local and long distance telephone service, and directories with the highest standards of customer care. For more information, visit the SureWest web site at www.surewest.com.

    Safe Harbor Statement

    Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.
    Important factors that could cause actual results to differ from those set forth in the forward looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California in general, and in the Sacramento, California Metropolitan area in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation, the internal control issues recently identified by the company's independent auditors, and unanticipated changes in the growth of the company's emerging businesses, including the wireless, Internet, video and Competitive Local Exchange Carrier operating entities.


                       SUREWEST COMMUNICATIONS
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Unaudited)
           (Amounts in thousands, except per share amounts)




                          Quarter Ended       Quarter Ended       %
                       September 30, 2004  September 30, 2003  Change
                       ------------------- ------------------- -------
Operating Revenues:
 Local service                    $16,567             $16,021     3.4%
 Network access
  service                          11,940              12,035    -0.8%
 Directory advertising              4,151               3,792     9.5%
 Long distance service              1,408               1,293     8.9%
 Wireless service                   8,121               6,995    16.1%
 Internet service                   4,041               4,068    -0.7%
 Residential broadband
  service                           4,427               2,407    83.9%
 Business broadband
  service                           1,498                 927    61.6%
 Other                              1,086               1,317   -17.5%
                       ------------------- ------------------- -------
   Total operating
    revenues                       53,239              48,855     9.0%

Operating expenses:
 Cost of services and
  products                         21,260              16,507    28.8%
   (exclusive of
   depreciation
   and amortization)
 Customer operations
  and selling                       9,150               8,123    12.6%
 General and
  administrative                   11,154               7,664    45.5%
 Depreciation and
  amortization                     13,192              12,884     2.4%
                       ------------------- ------------------- -------
   Total operating
    expenses                       54,756              45,178    21.2%
                       ------------------- ------------------- -------
Income (loss) from
 operations                        (1,517)              3,677  -141.3%

Other income
 (expense):
 Interest income                       62                 104   -40.4%
 Interest expense                  (1,137)             (1,242)   -8.5%
 Other, net                           (87)                  2       nm
                       ------------------- ------------------- -------
   Total other
    expense, net                   (1,162)             (1,136)    2.3%
                       ------------------- ------------------- -------
Income (loss) before
 income taxes                      (2,679)              2,541  -205.4%
Income tax expense
 (benefit)                         (1,077)              1,039  -203.7%
                       ------------------- ------------------- -------
Net income (loss)                 $(1,602)             $1,502  -206.7%
                       =================== =================== =======

Basic and diluted
 earnings (loss) per
 share (1)                         $(0.11)              $0.10  -206.7%
                       =================== =================== =======

Cash dividends per
 share (2)                          $0.25               $0.25     0.0%
                       =================== =================== =======

Shares of common stock
 used to calculate
 earnings (loss) per
 share:
   Basic                           14,531              14,521     0.1%
                       =================== =================== =======
   Diluted                         14,531              14,531     0.0%
                       =================== =================== =======



(1) Shares used in the computation of basic earnings (loss) per share are based on the weighted average number of common shares outstanding, excluding unvested restricted common shares. Shares used in the computation of diluted earnings per share are based on the weighted average number of common shares and other potentially dilutive securities outstanding in each period. Shares used in the computation of diluted loss per share are based on the weighted average number of common shares and exclude dilutive potential common shares, as their effect is antidulitive.

(2) Cash dividends per share are based on the actual dividends per share, as declared by the Company's Board of Directors.




                       SUREWEST COMMUNICATIONS
            YTD CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)
           (Amounts in thousands, except per share amounts)



                         Nine Months Ended  Nine Months Ended     %
                         September 30, 2004 September 30, 2003  Change
                         ------------------ ------------------ -------
Operating Revenues:
 Local service                     $50,400            $47,309     6.5%
 Network access service             35,310             39,436   -10.5%
 Directory advertising              12,192             11,335     7.6%
 Long distance service               3,961              3,803     4.2%
 Wireless service                   23,170             20,184    14.8%
 Internet service                   12,461             11,739     6.2%
 Residential broadband
  service                           12,064              6,459    86.8%
 Business broadband
  service                            4,130              2,594    59.2%
 Other                               3,255              3,623   -10.2%
                         ------------------ ------------------ -------
   Total operating
    revenues                       156,943            146,482     7.1%
                         ------------------ ------------------ -------

Operating expenses:
 Cost of services and
  products                          57,898             47,542    21.8%
   (exclusive of depreciation
   and amortization)
 Customer operations and
  selling                           26,258             24,675     6.4%
 General and
  administrative                    32,714             25,334    29.1%
 Depreciation and
  amortization                      36,061             37,782    -4.6%
                         ------------------ ------------------ -------
   Total operating
    expenses                       152,931            135,333    13.0%
                         ------------------ ------------------ -------
Income from operations               4,012             11,149   -64.0%

Other income (expense):
 Interest income                       165                376   -56.1%
 Interest expense                   (3,294)            (3,336)   -1.3%
 Other, net                           (245)               111  -320.7%
                         ------------------ ------------------ -------
   Total other expense,
    net                             (3,374)            (2,849)   18.4%
                         ------------------ ------------------ -------
Income before income
 taxes                                 638              8,300   -92.3%
Income tax expense                     298              3,410   -91.3%
                         ------------------ ------------------ -------
Net income                            $340             $4,890   -93.0%
                         ================== ================== =======

Basic and diluted
 earnings per share (1)              $0.02              $0.34   -94.1%
                         ================== ================== =======

Cash dividends per share
 (2)                                 $0.75              $0.75     0.0%
                         ================== ================== =======

Shares of common stock
 used to calculate
 earnings per share:
   Basic                            14,535             14,521     0.1%
                         ================== ================== =======
   Diluted                          14,581             14,535     0.3%
                         ================== ================== =======



(1) Shares used in the computation of basic earnings per share are based on the weighted average number of common shares outstanding, excluding unvested restricted common shares. Shares used in the computation of diluted earnings per share are based on the weighted average number of common and other potentially dilutive securities outstanding in each period.

(2) Cash dividends per share are based on the actual dividends per share, as declared by the Company's Board of Directors.



                       SUREWEST COMMUNICATIONS
                CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Unaudited)
                        (Amounts in thousands)




                                          September 30,  December  31,
                                              2004           2003
                                          -------------- -------------
ASSETS
 Current assets:
  Cash and cash equivalents                     $17,705       $39,008
  Short-term investments                              -         2,699
  Accounts receivable, net                       21,339        18,846
  Deferred income tax asset                         209           209
  Inventories                                     5,565         5,537
  Deferred directory costs                        4,632         5,320
  Prepaid expenses                                3,191         2,544
  Prepaid pension benefits                        2,056           896
                                          -------------- -------------
    Total current assets                         54,697        75,059

 Property, plant and equipment, net             357,527       342,967

 Intangible and other assets:
  Wireless spectrum licenses, net                13,566        13,566
  Goodwill                                        2,171         2,171
  Intangible asset relating to pension
   plans                                            125           125
  Intangible asset relating to favorable
   operating leases, net                            542           649
  Deferred charges and other assets                 624           672
                                          -------------- -------------
                                                 17,028        17,183
                                          -------------- -------------
                                               $429,252      $435,209
                                          ============== =============


LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
  Current portion of long-term debt              $3,779        $3,779
  Current portion of capital lease
   obligations                                      292           347
  Accounts payable                                3,830         2,206
  Other accrued liabilities                      16,595        14,727
  Estimated shareable earnings
   obligations                                   12,642        13,389
  Advance billings and deferred revenues          9,166         9,882
  Accrued income taxes                            1,379         1,908
  Accrued compensation                            5,579         4,860
                                          -------------- -------------
    Total current liabilities                    53,262        51,098



                       SUREWEST COMMUNICATIONS
                CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Unaudited)
                        (Amounts in thousands)
                             (Continued)


                                           September 30, December  31,
                                               2004          2003
                                           ------------- -------------

  Long-term debt                                 92,763        92,870
  Long-term capital lease obligations                62           265
  Deferred income taxes                          26,368        25,946
  Other liabilities and deferred revenues         9,179         7,502

  Commitments and contingencies

 Shareholders' equity:
  Common stock, without par value; 100,000
   shares authorized, 14,582 and 14,578
   shares issued and outstanding at
   September 30, 2004 and December 31,
   2003,
   respectively                                 161,015       160,911
  Deferred stock-based compensation                (840)       (1,419)
  Accumulated other comprehensive loss             (261)         (261)
  Retained earnings                              87,704        98,297
                                           ------------- -------------
   Total shareholders' equity                   247,618       257,528
                                           ------------- -------------
                                               $429,252      $435,209
                                           ============= =============




            OPERATING EBITDA RECONCILIATION TO NET INCOME
                             (Unaudited)
                        (Amounts in thousands)







                                    Quarter Ended September 30, 2004
                                   Telecom  Broadband Wireless Consol

 Net income/(loss)                  $7,034   ($5,937) ($2,699)($1,602)

 Add back : Income Taxes             4,859    (4,062)  (1,874) (1,077)

 Less : Other Income/(Expense),
  Net                                  (48)     (539)    (575) (1,162)

 Add back : Depreciation &
  Amortization                       6,192     3,981    3,019  13,192

                                  -------- --------- -------- --------

 Operating EBITDA (1)              $18,133   ($5,479)   ($979)$11,675
                                  ======== ========= ======== ========





                                   Quarter Ended September 30, 2003
                                 Telecom  Broadband  Wireless  Consol

 Net income/(loss)                $7,500    ($2,546) ($3,452)  $1,502

 Add back : Income Taxes           5,197     (1,759)  (2,399)   1,039

 Less : Other Income/(Expense),
  Net                                (34)      (641)    (461)  (1,136)

 Add back : Depreciation &
  Amortization                     7,811      1,148    3,925   12,884

                                 --------- --------- -------- --------

 Operating EBITDA (1)            $20,542    ($2,516) ($1,465) $16,561
                                 ========= ========= ======== ========



(1) Operating EBITDA represents net income (loss) excluding amounts for income taxes, depreciation and amortization and all other non-operating income/expenses, and is a common measure of operating performance in the telecommunications industry. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income as a measure of performance.





            OPERATING EBITDA RECONCILIATION TO NET INCOME
                             (Unaudited)
                        (Amounts in thousands)







                                  Nine Months Ended September 30, 2004
                                  Telecom  Broadband Wireless  Consol

 Net income/(loss)                $22,872  ($14,446) ($8,086)    $340

 Add back : Income Taxes           15,819    (9,903)  (5,618)     298

 Less : Other Income/(Expense),
  Net                                (257)   (1,648)  (1,469)  (3,374)

 Add back : Depreciation &
  Amortization                     18,719     8,270    9,072   36,061

                                  -------- --------- -------- --------

 Operating EBITDA (1)             $57,667  ($14,431) ($3,163) $40,073
                                  ======== ========= ======== ========





                                  Nine Months Ended September 30, 2003
                                  Telecom  Broadband Wireless  Consol

Net income/(loss)                 $22,596   ($7,867) ($9,839)  $4,890

Add back : Income Taxes            15,659    (5,412)  (6,837)   3,410

Less : Other Income/(Expense),
 Net                                    7    (1,521)  (1,335)  (2,849)

Add back : Depreciation &
 Amortization                      23,261     2,962   11,559   37,782

                                  -------- --------- -------- --------

Operating EBITDA (1)              $61,509   ($8,796) ($3,782) $48,931
                                  ======== ========= ======== ========



(1) Operating EBITDA represents net income (loss) excluding amounts for income taxes, depreciation and amortization and all other non-operating income/expenses, and is a common measure of operating performance in the telecommunications industry. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not construed as a substitute of consolidated net income as a measure of performance.




                       SUREWEST COMMUNICATIONS
                      Selected Operating Metrics


                                As of and for the quarter ended

                                   September       September      %
                                   30, 2004        30, 2003     Change
                                --------------- --------------- ------
LINE SUMMARY
ILEC access lines                      132,981         137,225   -3.1%
Broadband access lines (1)              12,454           7,845   58.8%
Total SureWest access lines            145,435         145,070    0.3%

TELECOM
ILEC access lines                      132,981         137,225   -3.1%
ILEC voice-grade equivalents (2)       448,600         451,400   -0.6%
Long distance lines                     46,191          42,048    9.9%
Long distance penetration                 34.7%           30.6%  13.4%

BROADBAND
CLEC access lines                        1,770           1,360   30.1%
CLEC voice-grade equivalents (2)       141,700         141,200    0.4%
DSL data subscribers                    21,223          19,164   10.7%
   DSL IPTV subscribers                    891               -      nm
FTTP marketable homes                   62,100          40,100   54.9%
FTTP subscribers                        14,690           9,437   55.7%
Total FTTP revenue-generating
 units (RGUs) (3)                       34,306          21,868   56.9%
   Voice RGUs                           10,684           6,485   64.7%
   Video RGUs                           11,456           7,666   49.4%
   Data RGUs                            12,166           7,717   57.7%
FTTP marketable homes
 penetration                              23.7%           23.5%   0.5%
FTTP churn                                 1.9%            1.7% -11.8%
FTTP ARPU                              $100.37          $97.75    2.7%

WIRELESS
Total subscribers                       49,072          45,175    8.6%
   Contract subscribers                 41,897          35,301   18.7%
POPs (4)                             3,477,000       3,422,000    1.6%
POPs covered (4)                     2,711,000       2,670,000    1.5%
Net contract additions                   1,274           2,262  -43.7%
Net non-contract additions                -733          -1,577   53.5%
Contract churn (5)                         3.4%            3.2%  -6.3%
ARPU (6)                                $51.02          $47.11    8.3%



(1) The sum of CLEC access lines and FTTP voice RGUs.

(2) Voice-grade equivalents are calculated by dividing the capacity of all circuits in use by 64 kilobits (bandwidth representing a voice access line), excluding ethernet service and Broadband FTTP data RGUs. DSL VGEs are counted as two 64 kbps channels.

(3) Revenue-generating units (RGUs) are the sum of all primary digital video, telephony and high-speed data connections, excluding additional units.

(4) POPs and POPs Covered were previously reported as 3.3M and 2.8M, respectively, at September 30, 2003. These have been adjusted for comparison to 2004 figures, which reflect a more precise measurement methodology.

(5) Quarterly turnover in contract customers (total contract customer disconnects divided by sum of monthly average contract subscribers).

(6) Wireless average monthly revenue per subscriber is monthly revenue excluding equipment, insurance and collocation revenues. 2003 has been recalculated to exclude collocation revenues as well.


    CONTACT: SureWest Communications
             Tim Quast, 916-786-1799 (Investor Relations Manager) t.quast@surewest.com